John W. Hlywak, Jr. (investors)             Jay Higham (media)
Senior Vice President & CFO                 Senior Vice President Marketing
IntegraMed America, Inc                     IntegraMed America, Inc.
(914) 251-4143                              (914) 251-4127
Web Address: www.integramed.com

               INTEGRAMED REPORTS TERMINATION OF HOSPITAL CONTRACT

Purchase, NY, December 13, 2000 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced entering into a definitive agreement with Saint Barnabas Medical Center pursuant to which the management contract between the Company and Saint Barnabas will terminate, effective December 29, 2000. The management contract, dated May 15, 1995, was scheduled to expire December 31, 2001. Pursuant to the early termination agreement, Saint Barnabas has agreed to pay the Company liquidated damages totaling $1.44 million. Annualized 2000 contribution from the management contract approximates $1.59 million.

IntegraMed, based in Purchase, NY offers products and services to patients, providers, payors and manufacturers focused on the $2 billion infertility industry. Specifically, the Company provides Business Services to a network of Reproductive Science Centers(R) - the leading providers of conventional fertility and assisted reproductive technology (ART) services; distributes pharmaceutical and financing products directly to patients; and, conducts clinical research through IntegraMed Research Institute.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).

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